UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2007
TD AMERITRADE Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-49992 (Commission File Number)	82-0543156 (I.R.S. Employer Identification No.)

4211 South 102nd Street
Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (402) 331-7856
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)  On March 23, 2007, John R. MacDonald, the chief operating officer of TD AMERITRADE Holding Corporation, announced his retirement, effective June 1, 2007 and Asiff S. Hirji, president, client group, resigned effective April 1, 2007.
(c)  T. Christian Armstrong, TD AMERITRADE’s chief strategy officer, will become the head of the client group. Mr. Armstrong is 58 years old and served as Executive Vice President, Sales and Marketing upon the closing of the Company’s acquisition of TD Waterhouse on January 24, 2006 until appointment as chief strategy officer in October 2006. Immediately prior to the TD Waterhouse closing, he served as Acting President and Chief Executive Officer of TD Waterhouse. Previously, he was Vice Chair, Sales and Marketing of TD Waterhouse and Chairman, President and Chief Executive Officer of TD Waterhouse Bank, N.A. Mr. Armstrong joined TD Bank Financial Group in 2000 after more than ten years experience in financial services marketing. Mr. Armstrong and TD AMERITRADE are party to an employment agreement, dated May 23, 2006, described in a Current Report on Form 8-K filed on May 25, 2006, which description is incorporated by reference into this Current Report on Form 8-K.
(e) In accordance with the terms and conditions of his employment agreement with TD AMERITRADE, Mr. Hirji will be subject to a separation and release of claims agreement. Under this separation agreement, Mr. Hirji will be permitted to exercise stock options vested as of April 1, 2007 through and until December 31, 2007. TD AMERITRADE has agreed to pay Mr. Hirji $375,000 in cash, which, when taken together with the extended stock option exercise period, will entitle TD AMERITRADE to the benefits of the one-year non-solicitation and non-competition covenants contained in his employment agreement and a non-disparagement covenant.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION
Date: March 27, 2007	By:	/s/ William J. Gerber
		Name:	William J. Gerber
		Title:	Chief Financial Officer